Exhibit 16.1
August 31, 2023
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Dear Sirs/Madams:
We have read Item 4.01 of Altus Power, Inc.’s Form 8-K dated August 31, 2023, and have the following comments:
1.We agree with the statements made in paragraphs 2, 3, 4, 5, 6 and 7 therein.
2.We have no basis on which to agree or disagree with the statements made in paragraph 1 therein.

Yours truly,

/s/ Deloitte & Touche LLP

Stamford, CT